EXHIBIT 5.1
[Morrison & Foerster LLP Letterhead]
August 4, 2005

MTI Technology Corporation
14661 Franklin Avenue
Tustin, CA 92780
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,047,923 shares (the “Shares”) of your common stock, $.001 par value (the “Common Stock”) issuable upon exercise of options which may be granted pursuant to the Company’s 2001 Stock Incentive Plan, as amended (the “Plan”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Shares or options to purchase the Shares under the Plan and such documents as we have deemed necessary to render this opinion.
Based upon the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Stock.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP

Morrison & Foerster LLP